SFS Series Trust N-1A/A

Exhibit 99(l)

FORM OF SUBSCRIPTION AGREEMENT

THIS AGREEMENT by and between SFS Series Trust (the “Trust”), a statutory trust organized under the laws of the State of Delaware, and _______________________(“Subscriber”).

In consideration of the mutual promises set forth herein, the parties agree as follows:

1.	The Trust agrees to sell to Subscriber and Subscriber hereby subscribes to purchase $100,000 worth of common shares of beneficial interest of the Hercules Fund, a series of the Trust, without par value, at a price of $10.00 per share (“Shares”).

2.	Subscriber agrees to pay the Trust $100,000 for all such Shares at the time of their issuance, which shall occur at any time on or before the effective date of the Trust’s Registration Statement filed by the Trust on Form N-1A with the Securities and Exchange Commission (“Registration Statement”).

3.	Subscriber acknowledges that the Shares to be purchased hereunder have not been registered under the federal securities laws and that, therefore, the Trust is relying on certain exemptions from such registration requirements, including exemptions dependent on the intent of the undersigned in acquiring the Shares. Subscriber also understands that any resale of the Shares or any part thereof, may be subject to restrictions under the federal securities laws, and that Subscriber may be required to bear the economic risk of any investment in the Shares for an indefinite period of time.

4.	Subscriber represents and warrants to the Trust that Subscriber is acquiring the Shares solely for Subscriber’s own account and solely for investment purposes and not with a view to the resale or disposition of all or any part thereof, and that Subscriber has no present plan or intention to sell or otherwise dispose of the Shares or any part thereof at any time in the near future.

5.	Subscriber agrees that Subscriber will not sell or dispose of the Shares or any part thereof, except to the Trust itself, unless the Registration Statement with respect to such Shares is then in effect under the Securities Act of 1933, as amended.

6.	Subscriber certifies that it satisfies the definition of a “qualified client” as that term is defined by Rule 205-3(d)(1) of the Investment Advisers Act of 1940, as amended, and that Subscriber has provided Hercules Investments, LLC, the Fund’s adviser (the “Adviser”), with the requested documentation supporting Subscriber’s status as a “qualified client.” Subscriber further agrees to provide the Fund’s Adviser with any additional documentation that may be required as it relates to Subscriber’s status as a “qualified client.” The term “qualified client” includes: (a) an individual who, or a corporation, partnership, trust or other company that, the Adviser (and any person acting on its behalf) reasonably believes, immediately prior to the purchase has a net worth (in the case of an individual, together with assets held jointly with a spouse, excluding the value of the primary residence of such individual and debt secured by the property), of more than $2,100,000 at the time of purchase; or (b) an individual who, or a company that, immediately after the purchase of Fund shares has at least $1,000,000 under management with the Adviser.

7.	Subscriber further certifies that it is investing in the Fund for Subscriber’s own accounts and not with a view to transferring Fund shares or any interest in them to another person.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives this ___ day of _______________________, 2020.

Subscriber:	SFS Series Trust

By:	By:
Name:	Name:
Title:	Title: